AJ Robbins CPA, LLC Certified Public Accountants

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated March 23, 2021, on the financial statements of Alterola Biotech, Inc. as of September 30, 2020 and 2019 and for each of the two years then ended in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933. We also consent to application of such report to the financial information in the Registration Statement, when such financial information is read in conjunction with the financial statements referred to in our report. Further we consent to being named as an as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

April 6, 2022

aj@ajrobbins.com

246 Cook St Denver, Colorado 80206

(M)720-339-5566 (F)303-586-6261